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0067864.01
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



                The   undersigned   investment   company  hereby   notifies
the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of
1940  and in connection  with  such  notification  of  registration   submits
the  following information:



Name:   WARBURG, PINCUS BALANCED FUND, INC.

        Address of Principal Business Office (No. & Street, City, State, Zip
Code):

                              466 Lexington Avenue
                          New York, New York 10017-3147

Telephone Number (including area code):  (212) 878-0600

             Name  and  address  of  agent  for  service  of  process:

                               Mr. Eugene P. Grace
                       Warburg, Pincus Balanced Fund, Inc.
                              466 Lexington Avenue
                          New York, New York 10017-3147

                                   Copies to:

                             Rose F. DiMartino, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:  Yes [X]      No [ ]


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                                   SIGNATURES


                Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 26th day of January, 1996.




                                   WARBURG, PINCUS BALANCED FUND, INC.



                                   By:/s/ Arnold M. Reichman
                                      Arnold M. Reichman
                                      President, Secretary and
                                      Director


ATTEST:


/s/ Stephen Distler
Stephen Distler
Vice President, Chief Financial
Officer,Treasurer and Chief
Accounting Officer